                                                                                                                          Exhibit 23.1

                            Consent of Independent Registered Public Accounting Firm

Plan Administrator
Harman International Industries, Incorporated Retirement Savings Plan

We consent to the incorporation by reference in the registration statement (No. 33-28973) on Form S‑8 of Harman International Industries, Incorporated of our report dated November 29, 2004, with respect to the statements of net assets available for benefits as of June 26, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the June 26, 2004, annual report on Form 11‑K of the Harman International Industries, Incorporated Retirement Savings Plan.

                                                               /s/ KPMG LLP

Los Angeles, California
December 14, 2004